EXHIBIT 21.1

SUBSIDIARIES OF XCEL ENERGY INC.*

State of
Name	Incorporation	Purpose

Northern States Power Company (Minnesota)	Minnesota	Electric and gas utility
Northern States Power Company (Wisconsin)	Wisconsin	Electric and gas utility
Public Service Company of Colorado	Colorado	Electric and gas utility
Southwestern Public Service Company	New Mexico	Electric utility
Cheyenne Light, Fuel and Power Company	Wyoming	Electric and gas utility
Black Mountain Gas Company	Minnesota	Gas utility
WestGas Interstate, Inc.	Colorado	Natural gas transmission
Xcel Energy Wholesale Group Inc.	Minnesota	Holding company providing wholesale energy
NRG Energy, Inc.	Delaware	Nonregulated independent power producer
Utility Engineering	Texas	Engineering, design and construction
Xcel Energy Markets Holdings Inc.	Minnesota	Holding company providing energy marketing
e prime, inc	Colorado	Natural gas marketing and trading
Xcel Energy International Inc.	Delaware	Holding company with international holdings
Xcel Energy Ventures Inc.	Minnesota	Holding company to develop new businesses
Eloigne Company	Minnesota	Owns and operates affordable housing units
Xcel Energy Retail Holdings Inc.	Minnesota	Holding company providing retail services
Planergy International Inc.	Texas	Energy management, consulting and demand-side management services
Xcel Energy Communications Group Inc.	Minnesota	Holding company providing telecommunications
Seren Innovations, Inc.	Minnesota	Communications and data services
Xcel Energy WYCO Inc.	Minnesota	Holding company holding investment in WYCO
Xcel Energy O&M Services Inc.	Minnesota	Holding company
Xcel Energy Services Inc.	Minnesota	Holding company
NSP Energy Marketing Inc.	Minnesota	Manage energy marketing and trading
Xcel Energy Foundation	Minnesota	Charitable foundation

*	Certain insignificant subsidiaries are omitted.